FORESTER & ASSOCIATES
                                   ATTORNEYS AT LAW
                                   612 Paddock Lane
                             Libertyville, Illinois  60048
                                     847-573-8399


                             					 July 24, 2003



The Forester Funds, Inc.
612 Paddock Lane
Libertyville, Illinois 60048

Gentlemen:

	We have acted as counsel for you in connection with the preparation of an Amended Registration Statement on Form N-1A relating to the sale by you of an indefinite amount of The Forester Funds, Inc. Common Stock, $0.0001 par value (such Common Stock being hereinafter referred to as the "Stock") in the manner set forth in the Amended Registration Statement to which reference is made. In this connection we have examined: (a) the Amended Registration Statement on Form N-1A;
(b) your Articles of Incorporation and Bylaws; (c) corporate proceedings relative to the authorization for issuance of the Stock; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the shares of Stock when sold as contemplated in the Registration Statement will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Form N-1A Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Forester & Associates

FORESTER & ASSOCIATES